Filed Pursuant to Rule 424(b)(5)
Registration No. 333-235419
CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	4,000,000(1)	$74.12(2)	$296,480,000(2)	$32,345.97(3)
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of newly registered shares of common stock being registered herein shall be adjusted to cover such additional securities as may be issued as a result of stock splits, dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange on May 26, 2021.

(3)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-235419) being paid herewith.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 9, 2019)

Up to 4,000,000 Shares
Common Stock
This prospectus supplement relates to the ATM equity distribution agreement that we entered into on May 27, 2021, which we refer to as the distribution agreement, with Deutsche Bank Securities Inc., BofA Securities, Inc., BTIG, LLC, Capital One Securities, Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, which we refer to as the sales agents, relating to issuances, offers and sales of shares of common stock, $0.01 par value per share, or our common stock. In accordance with the terms of the distribution agreement, we may offer and sell up to 4,000,000 shares of our common stock from time to time through any of the sales agents, as our agents for the offer and sale of our common stock. The shares of common stock offered for sale under the distribution agreement will be offered at market prices prevailing at the time of sale.
Sales of shares of our common stock under this prospectus supplement and the accompanying prospectus, if any, may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Sales of shares of our common stock may also be made by any other method permitted by law, including sales made by means of ordinary brokers’ transactions on the New York Stock Exchange, or the NYSE, on any other existing trading market for our common stock, to or through a market maker at market prices prevailing at the time of sale or in privately negotiated transactions.
We will pay each sales agent a commission that will not exceed, but may be lower than, 2.0% of the gross sales price per share of our common stock sold through such sales agent, under the distribution agreement. None of the sales agents are required to sell any specific number or dollar amount of shares of our common stock, but each sales agents has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices, as our sales agent and on the terms and subject to the conditions of the distribution agreement, to sell the shares offered on terms agreed upon by such sales agent and us. The shares of our common stock offered and sold through the sales agents, pursuant to the distribution agreement will be offered and sold through only one sales agent on any given day. The offering of common stock pursuant to the distribution agreement will terminate upon the earlier of (i) the sale of all of the shares of our common stock subject to the distribution agreement and (ii) the termination of the distribution agreement, pursuant to its terms, by either the sales agents or us.
Under the terms of the distribution agreement, we may also sell shares of our common stock to one or more of the sales agents, as principal for its own account, at a price per share to be agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate terms agreement with that sales agent, and we will describe the public offering price, underwriting discount and other terms of the offering of those shares in a separate prospectus supplement or pricing supplement.
Our common stock is listed on the NYSE, under the symbol “RHP.” On May 26, 2021, the last reported sale price for our common stock on the NYSE was $75.74 per share.
We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for United States federal income tax purposes. To assist us in complying with certain United States federal income tax requirements applicable to REITs, our Amended and Restated Certificate of Incorporation, or our charter, generally restricts any person from acquiring beneficial ownership, either directly or indirectly, of more than 9.8%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common stock.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 17 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as the updated reports and documents we file with the Securities and Exchange Commission that are incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Deutsche Bank Securities	BofA Securities	BTIG	Capital One Securities	Credit Agricole CIB	J.P. Morgan
Raymond James	Scotiabank	SMBC Nikko	TD Securities	Wells Fargo Securities
Prospectus Supplement dated May 27, 2021

PROSPECTUS SUPPLEMENT
PROSPECTUS
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part is the accompanying prospectus, which gives more general information about us and the common stock we may offer from time to time, some of which may not apply to this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents dated prior to the date of this prospectus supplement and incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. The accompanying prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities Exchange Commission, or SEC, using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration rules, we may from time to time sell our common stock in one or more offerings.
This prospectus supplement and the accompanying prospectus do not contain all of the information that is important to your investment decision. You should read this prospectus supplement and the accompanying prospectus as well as the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus supplement before investing in our common stock.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we file with the SEC and any information about the terms of our common stock offered or conveyed to you by us or the sales agents. Neither we nor the sales agents have authorized anyone to provide you with additional or different information. If anyone else provides you with additional or different information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus, or any documents that are incorporated herein or therein by reference is accurate only as of the date of those respective documents. Our business, financial condition, results of operation and prospects may have changed since that date. Before making an investment decision, you should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, any free writing prospectus and as described under the heading “Incorporation of Certain Information by Reference.”
This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering and the offering of our common stock in certain jurisdictions may be restricted by law. If you possess this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
Unless the context indicates otherwise, references in this prospectus supplement to “we,” “us,” “our” and the “Company” refer to Ryman Hospitality Properties, Inc., a Delaware corporation, together with its consolidated subsidiaries, including RHP Hotel Properties, LP, our operating partnership, or the Operating Partnership. The term “you” refers to a prospective investor in our common stock offered by this prospectus supplement and the accompanying prospectus. Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus supplement and the accompanying prospectus, as well as any document incorporated by reference into this prospectus supplement and the accompanying prospectus, are the properties of their respective owners. Other than the Company with respect to its owned marks, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus supplement or the accompanying prospectus.
S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend for these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. These also include statements regarding (i) future travel, transient and group demand, the anticipated impact of the COVID-19 pandemic on our results of operations and liquidity, the expected effects of cost containment efforts, efforts to rebook customers for later dates in 2021 and later years, and our plans for reopening the Gaylord National Resort & Convention Center, or the Gaylord National; (ii) the effect of our election to be taxed as a REIT and maintain REIT status for United States federal income tax purposes; (iii) the holding of our non-qualifying REIT assets in one or more taxable REIT subsidiaries, or TRSs; (iv) the suspension of our dividend and our dividend policy, including the frequency and amount of any dividend we may pay; (v) potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions and investment in joint ventures; (vi) Marriott International, Inc.’s, or Marriott’s, ability to effectively manage our hotels and other properties; (vii) our anticipated capital expenditures and investments; (viii) the potential operating and financial restrictions imposed on our activities under existing and future financing agreements including our credit facility and other contractual arrangements with third parties, including management agreements with Marriott; (ix) our use of cash during the remainder of 2021; (x) our ability to borrow available funds under our credit facility; (xi) our expectations about successfully amending the agreements governing our indebtedness should the need arise; and (xii) any other business or operational matters. We have based these forward-looking statements on our current expectations and projections about future events.
We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks and uncertainties associated with the COVID-19 pandemic, including the effects of the COVID-19 pandemic on us and the hospitality and entertainment industries generally, the effects of the COVID-19 pandemic on the demand for travel, transient and group business (including government-imposed restrictions or guidelines), levels of consumer confidence in the safety of travel and group gathering as a result of COVID-19, the length and severity of the COVID-19 pandemic in the United States and the pace of recovery following the COVID-19 pandemic, the duration and severity of the COVID-19 pandemic in the markets where our assets are located, the economic conditions affecting the hospitality business generally, the geographic concentration of our hotel properties, business levels at our hotels, our ability to remain qualified as a REIT, our ability to execute our strategic goals as a REIT, our ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, our ability to borrow funds pursuant to our credit agreements and to refinance indebtedness and/or to successfully amend the agreements governing our indebtedness in the future, changes in interest rates, including future changes from the London Interbank Offered Rate, or LIBOR, to a different base rate, and those factors described elsewhere in this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2020, or the 2020 Form 10-K, or described from time to time in our other reports filed with the SEC.
S-iii

Any forward-looking statement made in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, speaks only as of the date on which the statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, except as may be required by law.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” in this prospectus supplement and in our periodic filings with the SEC incorporated herein by reference, and the financial statements and related notes incorporated by reference herein.
Our Company
The Company is a Delaware corporation that began operating as a self-advised and self-administered REIT for United States federal income tax purposes on January 1, 2013 as the successor to Gaylord Entertainment Company, a Delaware corporation originally incorporated in 1956. We specialize in group-oriented, destination hotel assets in urban and resort markets.
Our core holdings include a network of five upscale, meetings-focused resorts totaling 9,917 rooms that are managed by Marriott under the Gaylord Hotels brand. These five resorts, which we refer to as our Gaylord Hotels properties, consist of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, the Gaylord Palms Resort & Convention Center near Orlando, Florida, the Gaylord Texan Resort & Convention Center near Dallas, Texas, the Gaylord National Resort & Convention Center near Washington D.C., and the Gaylord Rockies Resort & Convention Center in Aurora, Colorado, which was owned by a joint venture, or the Gaylord Rockies joint venture, prior to May 7, 2021. As of May 7, 2021, certain of our subsidiaries own 100% of the Gaylord Rockies. Our other owned hotel assets managed by Marriott include the Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland, and the AC Hotel at National Harbor, Washington D.C., or the AC Hotel, a 192-room overflow hotel adjacent to Gaylord National.
Each of our award-winning Gaylord Hotels properties incorporates not only high quality lodging, but also at least 400,000 square feet of meeting, convention and exhibition space, superb food and beverage options and retail and spa facilities within a single self-contained property. As a result, our Gaylord Hotels properties provide a convenient and entertaining environment for convention guests. Our Gaylord Hotels properties focus on the large group meetings market in the United States.
We also own and operate media and entertainment assets including the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for 95 years; the Ryman Auditorium, the storied live music venue and former home of the Grand Ole Opry located in downtown Nashville; WSM-AM, the Opry’s radio home; Ole Red, a brand of Blake Shelton-themed bar, music venue and event spaces; and three Nashville-based assets managed by Marriott—Gaylord Springs Golf Links, the Wildhorse Saloon, and the General Jackson Showboat. We also own a 50% interest in a joint venture intended to create and distribute a linear multicast and over-the-top channel dedicated to the country music lifestyle, or Circle. Circle launched its broadcast network on January 1, 2020, with sixteen original shows and two major distribution partnerships that broadcast Circle in markets accessible to more than 65% of United States television households.
Our operations are organized into three principal business segments: (i) Hospitality, consisting of our Gaylord Hotels properties, the Inn at Opryland, and the AC Hotel; (ii) Entertainment, consisting of the Grand Ole Opry, the Ryman Auditorium, WSM-AM, Ole Red, our equity investment in Circle, and our other Nashville-based attractions; and (iii) Corporate and Other, consisting of our corporate expenses.
All of our assets are held by, and the Company conducts substantially all of our activities through, the Operating Partnership and the Operating Partnership’s wholly-owned subsidiaries. As of the date of this prospectus supplement, the Company, as the controlling limited partner in the Operating Partnership, owns 98.8% of the outstanding partnership units of the Operating Partnership, certain noncontrolling limited partners own 0.7% of the outstanding partnership units of the Operating Partnership, and RHP Partner, as the sole general partner of the Operating Partnership, owns the remaining 0.5% of the outstanding partnership units of the Operating Partnership. The Company has no material assets, other than its investment in the Operating Partnership.

As a REIT, we generally will not be subject to United States federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to the Company’s stockholders. This treatment substantially eliminates the United States federal “double taxation” on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. Our non-REIT operations, which consist of the activities of our TRSs that lease or sublease our hotels from our qualified REIT subsidiaries, as well as businesses within our Entertainment segment, continue to be subject, as applicable, to United States federal and state corporate income taxes.
Our Strategy
Our goal is to be the nation’s premier hospitality REIT for group-oriented meeting hotel assets in urban and resort markets.
Existing Hotel Property Design. Our Gaylord Hotels properties focus on the large group meetings market in the United States and incorporate meeting and exhibition space, signature guest rooms, food and beverage offerings, fitness and spa facilities and other attractions within a large hotel property so attendees’ needs are met in one location. This strategy creates a better experience for both meeting planners and guests and has led to our current Gaylord Hotels properties claiming a place among the leading convention hotels in the country.
Expansion of Hotel Asset Portfolio. Part of our long-term growth strategy includes acquisitions of other hotels, particularly in the group meetings sector of the hospitality industry, either alone or through joint ventures or alliances with one or more third parties. We will consider attractive investment opportunities which meet our acquisition parameters, specifically, group-oriented large hotels and overflow hotels with existing or potential leisure appeal. We are interested in highly accessible upper-upscale assets with over 400 hotel rooms in urban and resort group destination markets. We also consider assets that possess or are located near convention centers that present a repositioning opportunity and/or would significantly benefit from capital investment in additional rooms or meeting space. We plan to expand the geographic diversity of our existing asset portfolio through acquisitions. As a REIT, we do not view independent, large-scale development of resort and convention hotels as a part of our long-term growth strategy.
Leverage Brand Name Awareness. We believe the Grand Ole Opry is one of the most recognized entertainment brands in the United States. We promote the Grand Ole Opry name through various media, including our WSM-AM radio station, the Internet and television, and through performances by the Grand Ole Opry’s members, many of whom are renowned country music artists. As such, we have alliances in place with multiple distribution partners in an effort to foster brand extension. We believe that licensing our brand for products may provide an opportunity to increase revenues and cash flow with relatively little capital investment. We are continuously exploring additional products, such as television specials and retail products, through which we can capitalize on our brand affinity and awareness. To this end, we have invested in four Blake Shelton-themed multi-level bar, music venue and event spaces in Nashville, Tennessee, Orlando, Florida, Gatlinburg, Tennessee, and Tishomingo, Oklahoma, named after the Shelton hit “Ol’ Red,” and we have invested in Circle as discussed above.
Short-Term Capital Allocation. Prior to the COVID-19 pandemic, our short-term capital allocation strategy focused on returning capital to stockholders through the payment of dividends, in addition to investing in our assets and operations. However, in March 2020, we suspended our regular quarterly dividend payments. Our board of directors will consider a future dividend as permitted by our credit agreement. Any future dividend is subject to our board of director’s determinations as to the amount and timing thereof. We are currently focused on managing our business through the COVID-19 pandemic and are limiting our non-essential capital expenditures.
Recent Developments
On May 7, 2021, certain subsidiaries of the Company acquired the remaining 35% interest in the Gaylord Rockies joint venture for approximately $188 million, or the Gaylord Rockies Purchase. The acquisition of the remaining interest in the Gaylord Rockies joint venture was consummated pursuant to the previously announced purchase agreement, dated as of April 30, 2021, or the Purchase Agreement, by and among certain subsidiaries of the Company, Aurora Convention Center Hotel Partners, LLC, or RIDA Aurora, and RIDA Aurora 2018 Acquisition, LLC, or RIDA. As a result of the consummation of the transactions contemplated by the Purchase

Agreement, certain subsidiaries of the Company who previously owned 65% of the ownership interests in the Gaylord Rockies joint venture, own 100% of the ownership interests in the Gaylord Rocks joint venture. We used cash on hand and borrowings under our $700 million senior secured revolving credit facility, which we refer to as our revolver, to fund the acquisition of such ownership interests.
In connection with the Gaylord Rockies Purchase, on April 30, 2021, certain subsidiaries of the Company entered into an agreement to acquire approximately 130 acres of undeveloped land adjacent to the Gaylord Rockies, from an affiliate of RIDA Aurora and RIDA for approximately $22 million, payable in cash at closing. The agreement is subject to customary conditions to closing, which is expected to occur in the second quarter of 2021. We anticipate using cash on hand and borrowings under our revolver to fund the purchase price.
Company Information
Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214 and our telephone number is (615) 316-6000. Our website is located at www.rymanhp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus supplement.

THE OFFERING
Issuer
Ryman Hospitality Properties, Inc.
NYSE Symbol
RHP
Common Stock Offered by Us
Up to 4,000,000 shares of our common stock. The shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus include newly issued shares that may be offered and sold by us to or through the sales agents, acting as our sales agents or as principal. For additional information, see “Plan of Distribution.”
Common Stock Outstanding
As of May 26, 2021, 55,064,869 shares of our common stock were outstanding.
Use of Proceeds
We expect to contribute the net proceeds from this offering to our Operating Partnership. Our Operating Partnership subsequently intends to use all of the net proceeds from this offering for the repayment of outstanding indebtedness, which may include the repayment of amounts outstanding under the credit agreement, or our credit agreement, which governs our (i) $700 million revolving credit facility, which we refer to as our revolver, (ii) $300 million senior secured term loan A, which we refer to as our term loan A, and (iii) $500 million senior secured term loan B, which we refer to as our term loan B (collectively, we refer to our revolver, term loan A and term loan B as our credit facility). Amounts which are applied to outstanding indebtedness under our revolver (which will be available for further re-borrowing) and net proceeds which are not used for the repayment of outstanding indebtedness (to the extent then permitted by our credit agreement) may be used for our general corporate purposes. See “Use of Proceeds.”
Certain of the sales agents and/or their affiliates act as lenders and/or agents under our credit agreement. As described above, our Operating Partnership may use a portion of the net proceeds we contribute to it from this offering to repay the borrowings outstanding from time to time under our credit facility. As a result, such affiliates will receive their proportionate share of any amount of our credit facility that is repaid with the net proceeds we receive.
Restrictions on ownership and transfer
To assist Ryman Hospitality Properties, Inc. in maintaining qualification as a REIT, the charter generally restricts any person from acquiring beneficial ownership, either directly or indirectly, of more than 9.8%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Risk Factors
Investing in our common stock involves risks. You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-6 of this prospectus supplement, together with all of the other information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare, Inc.
The number of shares of our common stock outstanding as of May 26, 2021, as disclosed above, excludes as of such date:
•	535,344 shares of our common stock issuable upon the vesting of restricted stock unit awards under our equity incentive plans; and
•	877,298 shares of our common stock reserved and available for future issuance under our equity incentive plans.

RISK FACTORS
Investing in our common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. Before making an investment decision, in addition to the other information in this prospectus supplement, you should carefully consider the following risk factors. You should also carefully consider the additional risks described in our annual, quarterly and current reports, including those identified in the 2020 Form 10-K, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, or the First Quarter 2021 Form 10-Q, as well as risk factors we disclose in future filings with the SEC after the filing of this prospectus supplement that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If certain of the risks described in the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus actually occur, our business, results of operations and financial condition could suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment. This section includes or refers to certain forward-looking statements. For the qualifications and limitations of these forward-looking statements, see “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Business
The novel coronavirus (COVID-19) pandemic has had and is expected to continue to have a material adverse effect on our financial condition, results of operations, cash flows and our ability to make distributions to our shareholders. Depending on its length and severity, the COVID-19 pandemic may also have an adverse effect on our access to financial markets and our ability to service our indebtedness.
The COVID-19 pandemic has caused unprecedented restrictions on travel, group gatherings and non-essential activities, including orders and guidance issued by United States federal, state and local governmental authorities, such as “social distancing” guidance and Safer at Home orders. There have also been significant business closures and a substantial reduction in economic activity in the United States as a result of the COVID-19 pandemic. Despite the phased reopening of the United States economy and the growing availability of vaccines, significant uncertainty remains as to the potential future impact of the COVID-19 pandemic on the United States economy as a whole, our businesses, and the lodging and entertainment industries. The longer and more severe the pandemic, the greater the material adverse effect on our financial condition, our results of operations, cash flows and our ability to make distributions to our shareholders. Further, depending on its duration and severity, the COVID-19 pandemic may have an adverse effect on our access to financial markets and our ability to service or refinance our indebtedness.
The COVID-19 pandemic caused significant disruption to our business and we, working with our hotel manager, Marriott, suspended operations at our Gaylord Hotels properties and substantially all of our entertainment assets by late March 2020. We have not yet reopened all of our assets, and certain of our assets are operating at limited capacity or with masking and social distancing requirements. We have taken steps to conserve our liquidity and contain costs, including suspending our regular quarterly cash dividend payments to stockholders, deferring most non-essential capital projects, including our previously announced expansion at Gaylord Rockies, and obtaining waivers under and amendments to our credit agreement as described below, but we cannot be certain that these efforts will be sufficient to sustain our business through the pandemic.
While we were successful in amending our credit agreement to obtain waivers of the financial covenants and the Second Amended and Restated Loan Agreement, or the Gaylord Rockies Loan, to obtain certain other favorable modifications, as described under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Principal Debt Agreements” in the 2020 Form 10-K, the amendments to the credit agreement and the Gaylord Rockies Loan also increased the interest rates under our revolver, term loan A and term loan B, and imposed additional restrictions on debt, investments, dividends, share repurchases and capital expenditures, and included a minimum liquidity requirement, which will increase our interest costs and impose constraints on the manner in which we do business. The amendment to the Gaylord Rockies Loan also includes restrictions on distributions to the owner of the Gaylord Rockies joint venture and requires a certain level of equity financing for a Gaylord Rockies expansion, which may increase the cost of pursuing the previously announced expansion of Gaylord Rockies. The restrictions in these agreements may prevent us from taking advantage of opportunities available to us. In the future, our access to and cost of financing will depend on, among other things, global economic conditions, the availability of sufficient amounts of financing, our prospects and our credit ratings. Certain of our credit ratings have been downgraded during

2020, and if our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry or us, our access to capital and the cost and terms of any debt financing would be negatively affected.
The material adverse effect of the pandemic on our businesses will continue during such time as any of our assets remain closed (including Gaylord National, which is anticipated to reopen on July 1, 2021) and during phased reopenings and may continue after that time. We cannot predict how soon we will be able to fully reopen all of our Gaylord Hotels properties or our entertainment assets and operate at normal capacity when the COVID-19 pandemic subsides, as our ability to reopen and to resume normal operations will depend in part on the actions of a number of governmental authorities over which we have no control. Modified social distancing requirements or recommendations have altered the way we do business during reopening, and changes may persist for an extended period of time. For example, we have implemented additional safety and cleaning protocols, and these and other changes may result in higher costs and lower profit margins at our assets. Changes we make in response to the COVID-19 pandemic may negatively affect our business, our brand reputation and ability to attract and retain employees. Even after the COVID-19 pandemic subsides, we could still experience long-term impacts on our operating costs as a result of steps we may take to counteract future outbreaks of COVID-19 or other viruses through, for example, enhanced health and hygiene requirements or other such measures in one or more properties. Some of our businesses, such as the ticketed performances at the Grand Ole Opry and Ryman Auditorium may be held at limited capacity for an extended period of time during reopening. Of our Gaylord Hotels properties, Gaylord National remains closed; we anticipate reopening the Gaylord National on July 1, 2021. As a result, our revenues and consolidated financial results and results of operations for periods in which our operations are subject to capacity limits and in which Gaylord National remains closed will not be comparable with periods prior to the pandemic. We have experienced a significant decline in occupancy, RevPAR and Total RevPAR and other metrics at our Gaylord Hotels properties that have reopened, and those and other declines associated with the COVID-19 pandemic may continue.
Depending on the severity of the pandemic and our business levels, we cannot assure you that we will not make the decision to temporarily reclose any of our Gaylord Hotels properties or our entertainment assets in response to further outbreaks of COVID-19, including new variants of the virus.
Further, we cannot predict the full impact that the COVID-19 pandemic will have on third parties with whom we do business, including meeting planners, Marriott, our manager, other third-party service providers, travel agencies, suppliers and other vendors, and the degree to which the impact on third parties will affect our business. To the extent these third parties are severely impacted, it may harm our business or change the way we operate.
The pace of recovery in demand and business levels following the reopening of our Gaylord Hotels properties may be affected by adverse economic conditions, including job losses, corporate financial performance, group customers’ spending and meeting budget constraints, debt loads, diminished business travel and other factors. For our managed assets, we will rely on Marriott to safely reopen, to operate these assets in a manner consistent with their obligations under their management agreements with us and to increase business levels at our properties, whether by rebooking cancelled stays for future periods or otherwise, and we cannot assure you that Marriott will be successful in doing so. Further, room bookings for future periods may yet be cancelled as a result of the COVID-19 pandemic, and we cannot assure you that Marriott will be successful in rebooking cancellations for future periods or that groups that have already rebooked to future periods will fulfill their stays. Moreover, once restrictions are relaxed or lifted, it is unclear whether consumer demand for convention center resorts, business travel, group meetings, leisure travel and country music entertainment experiences will return, in part, because we cannot predict the levels of consumer confidence in the safety of travel and group gatherings following the COVID-19 pandemic. Although we have implemented new hygiene and cleaning standards, we cannot fully predict their impact on customers’ or meeting planners’ beliefs as to whether it is safe to travel and meet in groups. We cannot predict the pace of recovery of our Gaylord Hotels properties and other assets, or the timing of a return to prepandemic demand, occupancy, business mix or pricing. If we determine the carrying value of our assets are not recoverable through the future cash flows associated with those assets, we could have to recognize significant non-cash impairment charges to our results of operations.

The COVID-19 pandemic has also resulted in significant financial market volatility and uncertainty, including on the market price of our common stock. A continuation or worsening of the levels of market disruption and volatility seen during the pandemic could have a further adverse effect on the market price of our common stock or our debt securities.
The extent of the effects of the COVID-19 pandemic on our business and the hospitality industry at large remains highly uncertain and will ultimately depend on future developments, including, but not limited to, the duration and severity of the outbreak, the timing and availability of vaccinations and treatments to combat COVID-19, whether or not a recession occurs in the United States or globally, the state of the financial markets, and the length of time it takes for demand and pricing to recover and stabilize, particularly in the large group meeting segment of the lodging industry, and normal economic and operating conditions to resume. Given the uncertainty as to the extent and timing of the potential future spread or mitigation of COVID-19 and the impositions or relaxation of protective measures, we are presently unable to estimate the full impact to our future business, results of operations, cash flows, or financial condition or ability to make distributions to our stockholders.
The potential effects of the COVID-19 pandemic also could intensify or otherwise affect many of our other risk factors described in this “Risk Factors” section and the risk factors that are included in “Part I—Item 1A. Risk Factors” of the 2020 Form 10-K, “Part II—Other Information—Item 1A. Risk Factors” of the First Quarter 2021 Form 10-Q and our subsequent filings, including, but not limited to, risks inherent in the hospitality industry, macroeconomic factors beyond our control, competition for hotel guests, meeting customers and customers to our entertainment assets, risks related to doing business with third parties, including vendors and suppliers, performance of our information technology systems and risks related to our indebtedness. Because the COVID-19 pandemic is unprecedented and continuously evolving, the other potential impacts to our risk factors contained herein and that are further described in the 2020 Form 10-K and First Quarter 2021 Form 10-Q are uncertain.
Risks Related to this Offering
Additional sales of shares of our common stock may cause the market price to fall.
We may issue from time to time additional shares of our common stock. Future issuances of shares of our common stock or the availability of shares for resale in the open market may adversely affect the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued to our directors and officers), or the perception that these sales could occur, may adversely affect the prevailing market price of our common stock or impair our ability to raise additional capital through the sale of our common stock. We are not restricted from issuing additional shares of common stock up to the maximum number of shares authorized by our charter, nor are we restricted from issuing securities which are convertible into or exchangeable for shares of our common stock.
This offering will be dilutive, and there may be future dilution of our common stock, which may adversely affect the market price of our common stock.
We cannot predict whether this offering or any future issuance or sale of shares of our common stock or the availability of shares for resale in the open market will decrease the per share trading price of our common stock. The market price of our common stock could decline as a result of any dilutive effect that such sales, including this offering, may have on our earnings per share. Such a decline may also occur as a result of (i) additional sales, or the perception that such additional sales could occur, particularly by our directors, executive officers and significant stockholders, (ii) issuances of vested restricted shares granted to certain directors, executive officers or employees under our equity incentive plans, (iii) issuances in connection with future property or business acquisitions, or (iv) issuances on exchange of units of our Operating Partnership. For example, in this offering, we are offering up to 4,000,000 shares of our common stock. The increase in the number of outstanding shares of our common stock being issued in this offering will dilute a stockholder’s ownership interest or could have a negative effect on the market price of our common stock and may make it more difficult for you to sell your shares of our common stock at a time and price that you deem appropriate. A decline in the market price of our common stock could adversely affect our ability to raise capital through future offerings of equity securities.

The market price of our common stock may vary substantially based on changes in market interest rates and other factors.
The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates and other factors. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in, or suspension of, our distributions to stockholders, may lead prospective purchasers of our shares to demand a higher annual yield and choose other investments, which could reduce the market price of our common stock.
Other factors that could affect the market price of our common stock include the following:
•	actual or anticipated variations in our quarterly results of operations;
•	changes in market valuations of companies in the hotel or real estate industries;
•	changes in expectations of future financial performance or changes in estimates of securities analysts;
•	fluctuations in stock market prices and volumes;
•	issuances of common stock or other securities in the future;
•	disputes with our hotel managers;
•	the addition or departure of key personnel;
•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and
•
unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics (including COVID-19), political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters, such as hurricanes, tsunamis or earthquakes.

USE OF PROCEEDS
We expect to contribute the net proceeds from this offering to our Operating Partnership. Our Operating Partnership subsequently intends to use the net proceeds from this offering for the repayment of outstanding indebtedness, which may include the repayment of amounts outstanding under our credit facility. Amounts which are applied to outstanding indebtedness under our revolver (which will be available for further re-borrowing) and net proceeds which are not used for the repayment of outstanding indebtedness (to the extent then permitted by our credit agreement) may be used for our general corporate purposes.
As of May 26, 2021, $190.0 million of borrowings were outstanding under our revolver, $300.0 million of borrowings were outstanding under our term loan A, $380.0 million of borrowings were outstanding under our term loan B, and the lending banks had issued approximately $0.3 million of letters of credit under our credit facility. Our revolver matures in March 2024, our term loan A matures in March 2025, and our term loan B matures in May 2024. Under our credit agreement, as amended, at May 26, 2021, (i) the interest rate on LIBOR-based borrowings under our revolver was LIBOR plus 2.25%, subject to a LIBOR floor of 0.25%, (ii) the interest rate on LIBOR-based borrowings under our term loan A was LIBOR plus 2.25%, subject to a LIBOR floor of 0.25%, and (iii) borrowings under our term loan B bear interest at an annual rate equal to, at our option, either (x) LIBOR plus 2.00% or (y) a base rate as set in the credit agreement. At May 26, 2021, (i) the interest rate on our revolver was LIBOR plus 2.25%, or 2.50%, (ii) the interest rate on our term loan A was LIBOR plus 2.25%, or 2.50%, and (iii) the interest rate on the term loan B was LIBOR plus 2.00%, or 2.12%.
To the extent we make repayments of the outstanding indebtedness under our credit facility, certain of the sales agents and/or their affiliates act as lenders and/or agents under our credit facility and will therefore receive their proportionate share of the proceeds by reason of the repayment of outstanding borrowings under our credit facility. See “Plan of Distribution.”

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST
This prospectus supplement relates to the offer and sales of shares of our common stock pursuant to an at-the-market equity program for the offer and sale of up to 4,000,000 shares of common stock by and through the sales agents, as our sales agents, or directly to the sales agents acting as principal. These sales, if any, will be made pursuant to the terms of the distribution agreement we entered into with the sales agents on May 27, 2021. In no event will the aggregate number of shares of our common stock sold through the sales agents under the distribution agreement exceed 4,000,000 shares of our common stock.
Sales of our common stock under this prospectus supplement and the accompanying prospectus, if any, will be made by any method permitted by law, including sales by means of ordinary brokers’ transactions on the NYSE, on any other existing trading market for our common stock, to or through a market maker at market prices prevailing at the time of sale or in privately negotiated transactions.
Under the terms of the distribution agreement, we also may sell shares of our common stock to one or more of our sales agents as principal for its own account at a price agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate terms agreement with that sales agent and we will describe the public offering price, underwriting discount and other terms of the offering of those shares in a separate prospectus supplement or pricing supplement. However, none of the sales agents have any obligation to agree to purchase shares as principal or to enter into a separate terms agreement.
None of the sales agents are required to sell any specific number or dollar amount of shares of our common stock but each has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices, as our sales agent and on the terms and subject to the conditions of the distribution agreement, to sell the shares offered on terms agreed upon by such sales agent and us. If we elect to offer shares, we will instruct the applicable sales agent as to the number of shares of common stock to be sold by it as our sales agent, the minimum price per share at which such common stock may be sold, and the date or dates on which such shares are to be sold. A sales agent may decline to accept any such instructions that we may provide to it from time to time. The shares of our common stock offered and sold through the sales agents, as our sales agents, pursuant to the distribution agreement will be offered and sold through only one sales agent on any given day. We may instruct a sales agent not to sell our common stock as our sales agent if the sales cannot be effected at or above a price designated by us. We or any of the sales agents may suspend the offering of common stock by such sales agent, as our sales agent, upon notice to the other party.
If shares of our common stock are sold by any sales agent, as our sales agent, in an at-the-market offering, that sales agent has agreed to confirm to us in writing the number of shares sold on the applicable trading day and the related gross sales price and net sales price of those shares on the immediately following trading day. We will report at least quarterly the number of shares of common stock sold through the sales agents, as our sales agents, under the distribution agreement and information concerning the proceeds from those sales.
The sales agents will not engage in any transactions that stabilize or maintain the market price of our common stock in connection with any offers or sales of our common stock as our sales agents pursuant to the distribution agreement.
We will pay each sales agent a commission that will not exceed, but may be lower than, 2.0% of the gross sales price per share of our common stock sold through such sales agent, as our sales agent, under the distribution agreement. The remaining sales proceeds, after deducting any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental, regulatory or self-regulatory organization in respect of the sale of the shares, will be our net proceeds (before the expenses referred to in the next paragraph) from the sale of the common stock in the offering. In connection with the sale of shares of our common stock on our behalf, a sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to such sales agent may be deemed to be underwriting commissions or discounts. We have agreed to reimburse the sales agents for certain of their expenses in certain circumstances.
We estimate that the total expenses payable by us in connection with the establishment of the program to offer shares of our common stock described in this prospectus supplement, excluding commissions and any discounts payable to the sale agents and any other deductions or reimbursements described in the paragraph above, will be approximately $550,000.

Settlement for sales of shares of our common stock will occur on the second trading day (or on such other date as may be agreed upon by us and the applicable sales agent) following the respective dates on which any such sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
The offering of shares of our common stock pursuant to the distribution agreement will terminate upon the earliest of (i) the sale of all of the shares of our common stock subject to the distribution agreement, and (ii) the termination of the distribution agreement by us or the sales agents.
We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including liabilities under the Securities Act.
We have determined that our common stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) of Regulation M. If we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, we have agreed to promptly notify the sales agent and sales of common stock under the distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the applicable sales agent and us.
Certain of the sales agents and/or their affiliates act as lenders and/or agents under our credit facility and will therefore receive a portion of the proceeds by reason of the repayment of outstanding borrowings under our revolver, term loan A and term loan B, each under our credit facility. In addition, some or all of the sales agents and/or their respective affiliates have engaged in, and/or may in the future engage in, investment banking, commercial banking, financial advisory and other commercial and financial transactions and dealings with us and our subsidiaries, and some or all of the sales agents have received and may in the future receive compensation in connection with those transactions and dealings.
In addition, in the ordinary course of their various business activities, the sales agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of us or our subsidiaries. The sales agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS
The validity of our common stock offered by this prospectus supplement and the accompanying prospectus and certain United States federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with this offering will be passed upon for the sales agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The consolidated financial statements of Ryman Hospitality Properties, Inc. and subsidiaries appearing in Ryman Hospitality Properties, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Ryman Hospitality Properties, Inc.’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available through the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement unless such information is otherwise specifically referenced elsewhere in this prospectus supplement.
We also make available, free of charge through our website, our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website address is www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus supplement and accompanying prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement and accompanying prospectus is an important part of this prospectus supplement, and information we file later, prior to the termination of the offering, with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of our common stock by means of this prospectus supplement is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on February 26, 2021 (including portions of our Definitive Proxy Statement on Schedule 14A for our 2021 Meeting of Stockholders filed on April 7, 2021 with the SEC, to the extent specifically incorporated by reference in such Form 10-K);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed on May 4, 2021 with the SEC;
•	our Current Reports on Form 8-K filed on March 22, 2021, May 4, 2021 and May 17, 2021; and
•
the description of our capital stock included in the description of our securities registered pursuant to Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed February 25, 2020).

You may request a copy of these filings at no cost, by writing or telephoning us as follows:
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, TN 37214
Attn: Corporate Secretary
(615) 316-6000
You may also obtain a copy of these filings from the investor relations section of our website at www.rymanhp.com. Please note, however, that the information on our website, other than the documents listed or described above, is not intended to be incorporated by reference into this prospectus supplement and accompanying prospectus and should not be considered a part of this prospectus supplement and accompanying prospectus.

Common Stock
We may, from time to time, offer and sell our common stock, par value $0.01 per share, which we refer to as common stock, in amounts, at prices and on terms described in one or more supplements to this prospectus for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future time.
This prospectus describes some of the general terms that may apply to an offering of our common stock. We will provide the specific terms relating to a specific offering of our common stock, including the offering price, in supplements to this prospectus. The information in any prospectus supplement may supplement, update or change information contained in this prospectus, and we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference. Before you invest, you should carefully read this prospectus, any prospectus supplement and any free writing prospectus or other offering material we authorize relating to our common stock and the documents incorporated by reference. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement.
Our common stock may be offered and sold directly by us to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any option to purchase additional shares and any applicable underwriting discounts and commissions. See “Plan of Distribution.”
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “RHP.” The closing price of our common stock as reported by the NYSE on December 6, 2019, was $89.91 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of this prospectus. You should also carefully consider the risk factors described in the accompanying prospectus supplement and the documents we incorporate by reference before purchasing any shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 9, 2019.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using the “shelf” registration process. Under this process, we may sell, from time to time, our common stock described in this prospectus and the applicable prospectus supplement(s) in one or more offerings.
This prospectus provides you with a general description of our common stock. Each time we sell our common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of our common stock offered or conveyed to you by us, our underwriters or agents.
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplements filed hereto are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The distribution of this prospectus, any accompanying prospectus supplements and any free writing prospectus that we may authorize for use in connection with an offering in certain jurisdictions may be restricted by law. If you possess this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may authorize for use in connection with an offering, you should find out about and observe these restrictions. This prospectus and any accompanying prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should not consider any information in this prospectus or any accompanying prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. We do not make any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.
You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any documents we incorporate by reference is accurate as of any date other than the date on those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.
Unless otherwise mentioned or unless the context requires otherwise, in this prospectus “we,” “us,” “our” and the “Company” refer to Ryman Hospitality Properties, Inc., a Delaware corporation, together with its consolidated subsidiaries, including RHP Hotel Properties, LP, our operating partnership, or Operating Partnership. The term “you” refers to a prospective investor in our common stock that we may offer to sell from time to time under this prospectus and the applicable prospectus supplement containing specific information about the terms of such offering.
All brand and trade names, logos or trademarks contained, or referred to, in this prospectus, as well as any document incorporated by reference into this prospectus, are the properties of their respective owners. Other than the Company with respect to its owned marks, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees, has or will have any responsibility or liability for any information contained in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference into this prospectus) and any accompanying prospectus supplement may contain or incorporate by reference forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by the fact that they do not relate strictly to historical or current facts, and these statements may contain words such as “may,” “will,” “could,” “should,” “might,” “projects,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “continue,” “estimate,” or “pursue,” or the negative or other variations thereof or comparable terms. In particular, they include statements relating to, among other things, future actions, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. These also include statements regarding (i) the effect of our election to be taxed as a REIT and maintain REIT status for U.S. federal income tax purposes; (ii) the holding of our non-qualifying REIT assets in one or more taxable REIT subsidiaries, or TRSs; (iii) our announced dividend policy, including the frequency and amount of any dividend we may pay; (iv) potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions; (v) Marriott International, Inc.'s, or Marriott's, ability to effectively manage our hotels and other properties; (vi) our anticipated capital expenditures and investments; (vii) the potential operating and financial restrictions imposed on our activities under existing and future financing agreements and other contractual arrangements with third parties, including management agreements with Marriott; and (viii) any other business or operational matters. We have based these forward-looking statements on our current expectations and projections about future events.
We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of our hotel properties, business levels at our hotels, the effect of our election to be taxed as a REIT for U.S. federal income tax purposes, commencing with the year ended December 31, 2013, our ability to remain qualified as a REIT, our ability to execute our strategic goals as a REIT, the success of new investments in our hotels for expansions, amenities and our investments in other projects, our ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to our dividend policy, our ability to borrow funds pursuant to our credit agreements and to refinance indebtedness, changes in interest rates, including future changes from LIBOR to a different base rate, and those factors listed under the caption “Risk Factors” in the documents incorporated by reference in this prospectus and any applicable prospectus supplement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.
Any forward-looking statement made in this prospectus or any accompanying prospectus supplement speaks only as of the date on which the statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus or any accompanying prospectus supplement, except as may be required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its website at www.sec.gov. The information contained on the SEC's website is not incorporated by reference into this prospectus or any applicable prospectus supplement and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement. We also make available, free of charge through our website, our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Our website is www.rymanhp.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any accompanying prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date that the offering of our common stock by means of this prospectus is terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on February 26, 2019 (including portions of our Definitive Proxy Statement on Schedule 14A for our 2019 Meeting of Stockholders filed on April 2, 2019 with the SEC, to the extent specifically incorporated by reference in such Form 10-K);

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019, and September 30, 2019, filed with the SEC on May 7, 2019, August 6, 2019, and November 5, 2019, respectively;

•
our Current Reports on Form 8-K filed on January 7, 2019, February 22, 2019, March 27, 2019, May 9, 2019, July 5, 2019, September 12, 2019, September 13, 2019, September 19, 2019, October 8, 2019, and November 1, 2019; and

•	the description of our capital stock included in our Current Report on Form 8-K, filed on November 2, 2012, including all amendments and reports filed for purposes of updating such description.
You may request a copy of these filings at no cost, by writing or telephoning us as follows:
Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, TN 37214
Attn: Corporate Secretary
(615) 316-6000
You may also obtain a copy of these filings from the investor relations section of our website at www.rymanhp.com. Please note, however, that the information on our website, other than the documents listed or described above, is not intended to be incorporated by reference into this prospectus and should not be considered a part of this prospectus.

OUR COMPANY
Ryman Hospitality Properties, Inc. is the successor to Gaylord Entertainment Company, or Gaylord, a Delaware corporation originally incorporated in 1956. As part of the plan to restructure our business operations to facilitate our qualification as a real estate investment trust, or REIT, for U.S. federal income tax purposes, Gaylord merged with and into its wholly-owned subsidiary, Ryman Hospitality Properties, Inc., on October 1, 2012, with Ryman Hospitality Properties, Inc. as the surviving corporation, and Ryman Hospitality Properties, Inc. succeeded to and began conducting, either directly or indirectly, all of the business conducted by Gaylord immediately prior to the merger. We are a Delaware corporation that began operating as a self-advised and self-administered REIT for U.S. federal income tax purposes on January 1, 2013. We specialize in group-oriented, destination hotel assets in urban and resort markets. As a REIT, we generally will not be subject to U.S. federal corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to our stockholders. This treatment substantially eliminates the U.S. federal “double taxation” on earnings from our REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. Our non-REIT operations, which consist of the activities of our TRSs that lease or sublease our hotels from our qualified REIT subsidiaries, as well as businesses within our Entertainment segment, continue to be subject, as applicable, to U.S. federal and state corporate income taxes.
Our owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by Marriott under the Gaylord Hotels brand. These four resorts, which we refer to as our Gaylord Hotels properties, consist of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, or Gaylord Opryland, the Gaylord Palms Resort & Convention Center near Orlando, Florida, or Gaylord Palms, the Gaylord Texan Resort & Convention Center near Dallas, Texas, or Gaylord Texan, and the Gaylord National Resort & Convention Center near Washington D.C., or Gaylord National. Our other owned hotel assets managed by Marriott include the Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland, and the AC Hotel at National Harbor, Washington D.C., or AC Hotel, a 192-room overflow hotel adjacent to Gaylord National. We also own a 62.1% interest in the joint venture that owns the Gaylord Rockies Resort & Convention Center in Aurora, Colorado, or Gaylord Rockies, which opened in December 2018 and is managed by Marriott under the Gaylord Hotels brand.
We also own and operate media and entertainment assets including the Grand Ole Opry, the legendary weekly showcase of country music's finest performers for over 90 years; the Ryman Auditorium, the storied live music venue and former home of the Grand Ole Opry located in downtown Nashville; WSM-AM, the Opry's radio home; Ole Red, a brand of Blake Shelton-themed bar, music venue and event spaces, with a flagship location in Nashville that opened in May 2018; and three Nashville-based assets managed by Marriott—Gaylord Springs Golf Links, the Wildhorse Saloon, and the General Jackson Showboat.
Our operations are organized into three principal business segments:
•	Hospitality, consisting of our Gaylord Hotels properties, the Inn at Opryland, the AC Hotel, and our investment in the joint venture that owns the Gaylord Rockies;
•	Entertainment, consisting of the Grand Ole Opry, the Ryman Auditorium, WSM-AM, Ole Red, our equity investment in New Country Ventures, and our other Nashville-based attractions; and
•	Corporate and Other, consisting of our corporate expenses.
Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee, 37214, and our telephone number at these offices is (615) 316-6000. Our website is www.rymanhp.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this prospectus.

RISK FACTORS
An investment in our common stock pursuant to this prospectus and any applicable prospectus supplement involves significant risks. You should read and carefully consider the risks and uncertainties described in the risk factors set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus, as updated, amended or superseded by our subsequent filings under the Exchange Act, and the risk factors and other information contained or incorporated by reference in any accompanying prospectus supplement before acquiring any shares of our common stock. The occurrence of any of such risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and may cause you to lose all or part of your investment in the offered shares of our common stock. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows. See “Where You Can Find Additional Information,” “Incorporation of Certain Information by Reference” and “Special Note Regarding Forward-Looking Statements” of this prospectus.

USE OF PROCEEDS
We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of our common stock under this prospectus.

DESCRIPTION OF CAPITAL STOCK
The following summarizes the material terms our common stock as set forth in our Amended and Restated Certificate of Incorporation, or the Charter, our Amended and Restated Bylaws, or the Bylaws, and certain provisions of Delaware law which govern the rights of our common stock. While we believe that the following description covers the material terms of our capital stock, the following summary may not contain all of the information that is important to you and is subject to and qualified in its entirety by reference to the Charter and Bylaws and to applicable Delaware law. You should also read the applicable prospectus supplement, which will contain additional information and which may update or change some of the information below.
Authorized Capital
The Charter authorizes us to issue up to 500,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $.01 per share, and 100,000,000 shares of preferred stock, par value $.01 per share. All shares of our common stock will be validly issued, fully paid and non-assessable. Under Delaware law, stockholders generally are not personally liable for a corporation's acts or debts.
Voting Rights. With respect to all matters upon which stockholders are entitled to vote, except as required by applicable law, the holders of our common stock will be entitled to one vote in person or by proxy for each share of our common stock outstanding in the name of such stockholder on the record of stockholders. Generally, all matters to be voted on by our stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of our common stock present in person or by proxy.
Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding class or series of preferred stock having a preference over our common stock with respect to the payment of dividends, dividends may be declared and paid on our common stock from time to time and in amounts as our board of directors may determine.
Liquidation Rights. Upon our liquidation or dissolution or the winding up of our business, whether voluntarily or involuntarily, the holders of our common stock will be entitled to share ratably in all assets available for distribution after payment or provision for the payment of our debt and liabilities and to holders of preferred stock then outstanding of any amount required to be paid to them.
Other Provisions. The holders of our common stock will not be entitled to any preemptive, subscription or redemption rights, and will not be entitled to the benefit of any sinking fund.
Miscellaneous. The transfer agent and registrar for our common stock is Computershare, Inc. Our common stock is listed on the NYSE under the symbol “RHP.”
Preferred Stock
Pursuant to the Charter, our board of directors is empowered, without any approval of our stockholders, to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, of each such class or series, and any qualifications, limitations or restrictions thereof. The specific rights and powers that may be determined by our board of directors include the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, us; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock.
Currently, there are no shares of our preferred stock issued and outstanding.
Because our board of directors will have the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock, which could have the effect of delaying, deferring or preventing a change in control of us.

Restrictions on Ownership and Transfer
For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in the Charter and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the Charter contains restrictions on stock ownership and stock transfers summarized below.
All certificates, if any, representing shares of our capital stock will bear legends describing or referencing both sets of restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Federal Communications Laws Restrictions. The Charter permits us to restrict the ownership or proposed ownership of shares of our common stock if such ownership or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, by any person could result in any inconsistency with, or violation of, Federal Communications Laws (as defined in the Charter). Under the Charter, we may require any person whose ownership, or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, of shares of our capital stock by any person may be inconsistent with, or in violation of, any provision of the Federal Communications Laws to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of our capital stock by any such person could result in any inconsistency with, or violation of, the Federal Communications Laws. If such person fails to furnish all of the information that we request, or we conclude that such person's ownership or proposed ownership of our common stock, or the exercise by such person of any rights of stock ownership in connection with our common stock, may be inconsistent with, or in violation of, the Federal Communications Laws, under the terms of the Charter, we may (i) refuse to permit the transfer of shares of our capital stock to any proposed transferee, (ii) suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, or (iii) redeem such shares of our capital stock pursuant to the procedures set forth below.
The following procedures apply to the redemption of such person's capital stock:
•
the redemption price of any redeemed shares of our capital stock shall be the lesser of (i) the Market Price (as defined in the Charter) of such shares on the date of the notice of redemption, and (ii) if such capital stock was purchased by a Disqualified Holder (as defined in the Charter) within one year of the redemption date, such Disqualified Holder's purchase price per share;

•	the redemption price may be paid in cash, Redemption Securities (as defined in the Charter) or any combination thereof;
•
our board of directors in its sole discretion may decide to only redeem some (but not all) of a disqualified holder's shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as determined by the board of directors;

•
we must provide at least 30 days' prior written notice to each record holder of the shares selected to be redeemed of the date on which we plan to effect the redemption (unless waived by such record holder); provided, that the redemption date may be the date on which written notice is given to such record holder if the cash or Redemption Securities necessary to effect the redemption have been deposited in trust for the benefit of such record holder and are subject to immediate withdrawal by such record holder upon surrender of the stock certificates (or, in the case of uncertificated shares, evidence of the transfer thereof) for the redeemed shares;

•
from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such record holder shall only possess the right to obtain cash (or any other of our debt or equity securities) payable upon the redemption; and

•	such other terms and condition as our board of directors determines.
REIT-Related Restrictions. In order to qualify as a REIT under the Code for each taxable year beginning after December 31, 2013, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2013, no more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.
The Charter contains restrictions on the number of shares of our capital stock that a person may own, subject to certain exceptions. The Charter provides that (subject to certain exceptions described below) no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our capital stock, or any class or series of our capital stock. For purposes of these calculations, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities held by a person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, will be deemed to be outstanding prior to conversion, exchange or exercise.
The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value or number of our outstanding capital stock or any class or series of our capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any of our capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value or number of our outstanding capital stock or any class or series of our capital stock.
Pursuant to the Charter, our board of directors has the power (prospectively or retroactively) to increase or decrease the 9.8% ownership limit referenced above. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person's percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person's percentage ownership of our capital stock or any class or series of our capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of our capital stock, as the case may be, will be in violation of the decreased stock ownership limit.
Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions (as defined in the Charter, an “Excepted Holder”). The person seeking an exemption must provide to our board of directors such representations and undertakings and satisfy such conditions, in each case as our board of directors may deem necessary or advisable to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. In addition to our board of directors having the discretion to exempt an Excepted Holder, the Charter provides that any other person that holds shares of common stock in excess of 9.8% of the outstanding shares of common stock on the date of the completion of the merger will be permitted to hold shares in an amount not to exceed the amount of shares held as of such date (provided, that in no event will any individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) be permitted to beneficially own or constructively own shares in excess of the 9.8% ownership limit).
Pursuant to the Charter, our board of directors may only reduce the revised ownership limit for an Excepted Holder (i) with the written consent of such Excepted Holder, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the revised ownership limit for that Excepted Holder. Notwithstanding the foregoing, our board of directors also may reduce the revised ownership limit then applicable to one or more particular Excepted Holders if such reduction is, in the judgment of the board of directors, in its sole discretion, necessary or advisable in enabling us to maintain its qualification as a REIT or is otherwise in our best interest. Any such decreased stock ownership limit, however, will not apply to any person whose percentage ownership of our capital stock or any class or series of capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person's percentage ownership of our capital stock or any class or series of capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person's percentage ownership of our capital stock or any class or series of capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of capital stock, as the case may be, will be in violation of the decreased stock ownership limit. The Charter also provides that no such decreased stock ownership limit applicable to any Excepted Holder shall be reduced to a percentage that is less than the stock ownership limit applicable to our stockholders generally.
The Charter also (i) prohibits any person from beneficially or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT or (ii) any transfer of shares of capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, the Charter provides that (i) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (ii) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in our being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).
The Charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
The Charter provides that any attempted transfer of shares of our capital stock or other event which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee or stockholder whose shares would result in this violation will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the Charter) prior to the date of the transfer or other event (but in no event earlier than the date of the closing of the merger). If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in the Charter, the Charter provides that the purported transfer will be void ab initio.
Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee or stockholder whose shares would result in this violation prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days after receiving notice from us that shares of our capital stock have been transferred to the trust, the Charter provides that the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would result in the violation and to the charitable beneficiary as follows: the proposed transferee or such stockholder will receive the lesser of (i) the price paid by the proposed transferee or stockholder for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction or in the case of a non-transfer event), the Market Price (as defined in the Charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee or stockholder whose ownership would result in the violation, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, the Charter provides that shares of capital stock held in the trust will be deemed to have been offered for sale to us or our designee at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift or non-transfer event, the market price at the time of the devise or gift or non-transfer event) and the market price on the date that we or our designee accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would have resulted in the violation.
The Charter provides that every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of capital stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of our capital stock that the owner beneficially owns or constructively owns and a description of the manner in which the shares are held. Each owner must provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership or constructive ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, the Charter provides that each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in the Charter.
Anti-Takeover Effect of Certain Provisions of the Charter and Bylaws
Certain provisions of the Charter and Bylaws, described below, as well as the ability of our board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer or prevent a transaction or a change in control in us that might involve a premium for the holders of our common stock or might otherwise not be in their best interests.
Size of the Board of Directors; Filling of Vacancies. The Charter provides that our board of directors shall consist of not less than one and not more than 15 persons, with the exact number fixed from time to time by the majority voting of the entire board of directors. The Charter provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director. The combined result of these provisions is that our stockholders cannot increase the size of the board and fill newly created directorships without amending the Charter.
Special Meeting of Stockholders; No Stockholder Action by Written Consent. The Charter provides that special meetings of stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. The Charter also prohibits stockholders from taking any action by written consent. These provisions limit the ability of stockholders to take certain actions, except at an annual meeting of stockholders, which may hinder or delay the ability of others to acquire control of us.
Advance Notice of Director Nominations and Stockholder Proposals. The Bylaws include an advance notice provision, informational requirements and time limitations on any director nomination or stockholder proposal that a stockholder wishes to make at a meeting of stockholders. Failure to comply with these advance notice, timing and informational requirements can result in a stockholder's director nomination or proposal not being considered at a meeting of stockholders.
Supermajority Voting Requirements. As required by Delaware law, any amendment to the Charter must first be approved by our board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to the amendment. In addition, under the Charter, the amendment, repeal, or adoption of any provision inconsistent with certain sections of the Charter requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding stock entitled to vote thereon, voting together as a single class. The Charter and the Bylaws also provide that the Bylaws may be amended by the affirmative vote of at least 66 2/3% of the issued and outstanding stock entitled to vote thereon, voting together as a single class. These supermajority voting provisions could delay, deter or prevent a change in control of us or our management.
Ownership Limitations. Primarily to protect us against the risk of losing our status as a REIT, the Charter contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. Additionally, because we are subject to the regulations of the Federal Communications Commission, the Charter contains provisions limiting ownership of our capital stock if such ownership would violate or be inconsistent with U.S. federal communications laws. These provisions may have the effect of inhibiting or impeding a change in control.
Anti-Takeover Effect of Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:
•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitation on Directors' Liability and Indemnification
Our Charter limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of our Company and our stockholders, through stockholders' derivative suits on behalf of our Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful dividends, stock purchases or redemptions (as described under Section 174 of the General Corporation Law of the State of Delaware, or the DGCL), or derived an improper benefit from their actions as directors. Our certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.
We have entered into separate indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements are intended to complement the indemnification protection under the DGCL and our Charter and Bylaws documents and to provide for indemnification of these directors to the fullest extent permitted by applicable law.
In addition, we maintain insurance on behalf of any person who is or was an officer or director against claims or liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not we would have the power or the obligation to indemnify him or her against such liability under our organizational documents.
These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition, the stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions and/or separate indemnification agreements.
Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a general summary of U.S. federal income tax considerations regarding our election to be taxed as a REIT and the acquisition, ownership and disposition of our common stock. For purposes of this discussion, references to “we”, “us” or “our”, and any similar terms, refer to Ryman Hospitality Properties, Inc., a Delaware corporation, and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice.
The U.S. federal income tax laws that govern the qualification and treatment of a REIT, and the ownership and disposition of shares in a REIT, are highly technical and complex. This section contains a summary of applicable Code provisions, related rules and regulations and administrative and judicial interpretations, all of which are subject to change, and this summary is qualified in its entirety by the express language of such Code provisions, regulations and interpretations. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in our common stock, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. No assurances can be given that the U.S. Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek an advance ruling from the IRS regarding our ability to qualify as a REIT. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences related to our qualification and taxation as a REIT or to the ownership of our common stock, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge any holder or prospective acquiror of our securities to consult with a tax advisor about the U.S. federal income tax and other tax consequences of our qualification and taxation as a REIT, the acquisition, ownership and disposition of our common stock and potential changes in applicable tax laws.
Classification and Taxation of the Company
Effective with our taxable year beginning January 1, 2013, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.
Our tax counsel, Bass, Berry & Sims PLC, has provided to us an opinion that, since January 1, 2013, we were organized in conformity with the requirements for qualification as a REIT under the Code and that our current and anticipated investments and our plan of operation will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Bass, Berry & Sims PLC's opinion is based on the U.S. federal income tax law governing qualification as a REIT as of the date of such opinion, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks only as of the date issued. In addition, Bass, Berry & Sims PLC's opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business. Moreover, our continued qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of our gross income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Bass, Berry & Sims PLC's opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification. If we fail to qualify as a REIT in any year, and are not eligible for one or more of the REIT savings provisions, we will be subject to U.S. federal income taxation as if we were a C corporation, and our stockholders will be taxed like stockholders of C corporations. In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to stockholders could be reduced or eliminated.

Provided that we continue to qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that we distribute to our stockholders on a current basis. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a C corporation. In general, income that is generated by a REIT and distributed to its stockholders on a current basis is taxed only at the stockholder level.
Even as a REIT, we would nonetheless be subject to U.S. federal income tax in the following circumstances:
•	We will be subject to tax at regular corporate rates (currently 21%) on any undistributed REIT taxable income, including undistributed net capital gains.
•
A 100% excise tax may be imposed on some items received or accrued by us from our TRSs (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between our TRSs and us are not comparable to similar arrangements between unrelated parties.

•
If we have income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% prohibited transaction tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).

•
If we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

•
If we fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, yet nonetheless maintain qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

•
If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid U.S. federal corporate income tax.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet the record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in “—Requirements for Qualification as a REIT—General.”

•
If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the acquired assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to entity-level tax on the appreciation at the time of the acquisition at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such asset during the five-year period following its acquisition from the C corporation. The earnings of our TRSs are and generally will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification as a REIT—General
The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities); and

(7)	that meets other tests described below, including with respect to the nature of its gross income and assets, and the distribution of its taxable income to stockholders.
The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's first taxable year as a REIT (which, in our case, was 2013). Our certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to enable compliance with the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the stock ownership requirements described in such conditions.
In order to continue to qualify as a REIT, we cannot have, at the end of any taxable year, any “earnings and profits”, or “E&P”, accumulated by us or by a predecessor with respect to periods as a taxable C corporation, or pre-REIT E&P. We believe that our pre-REIT E&P was distributed pursuant to the special E&P distribution on December 21, 2012. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination, and there can be no assurance that the IRS will agree with our determination of our pre-REIT E&P, and that it will not assert that we have violated this requirement for REIT qualification.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and thereby satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is generally deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income for purposes of the asset and gross income tests applicable to REITs as described below. Thus, our proportionate share of the assets, liabilities and items of income of any partnership in which we hold an interest will be treated as our assets and gross income for purpose of applying the various REIT qualification requirements. We hold substantially all of our assets, and conduct substantially all of our activities, through our subsidiary operating partnership, or the Operating Partnership.
Congress recently revised the rules applicable to U.S. federal income tax audits of partnerships (such as the Operating Partnership) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for an increase in taxes that would ordinarily apply at the partner-level (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs (such as us), and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of the Operating Partnership or one of its subsidiary partnerships.
Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (as described below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT itself, including for purposes of the REIT income and asset tests. Other entities that are wholly-owned by us including, single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT qualification tests. Qualified REIT subsidiaries and other disregarded subsidiaries are not subject to U.S. federal income taxation, although they may be subject to taxation in some states.
Qualified REIT subsidiaries and other disregarded subsidiaries, along with any partnerships in which we hold or will hold an equity interest (including the Operating Partnership), are sometimes referred to herein as “pass-through subsidiaries.” Because we are treated for U.S. federal income tax purposes, including for purposes of the REIT asset and income tests, as holding or receiving all or a proportionate share of the assets and income of our pass-through subsidiaries, including the Operating Partnership and any lower-tier pass-through subsidiaries, the assets and activities of these entities could affect our ability to satisfy the requirements for qualification as a REIT. Although we control the Operating Partnership, and intend to cause the Operating Partnership and any lower-tier pass-through subsidiaries to operate in a REIT-compliant fashion, no assurance can be given that the assets and activities of the Operating Partnership or any of any lower-tier entities will not adversely affect our ability to qualify as a REIT.
Taxable Corporations. A REIT generally may not own more than 10% of the securities, as measured by voting power or value, of a taxable C corporation, unless it and the corporation elect to treat the corporation as a TRS. In general, and subject to certain restrictions that are summarized below, a REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation, or as receiving any income that the subsidiary earns. Rather, the shares of a taxable subsidiary that are owned by a REIT are assets in the hands of the REIT, and the REIT generally treats any dividends received from such taxable subsidiary as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly certain activities that the REIT rules might otherwise preclude the parent REIT from engaging in directly or through pass-through subsidiaries. Moreover, special rules allow REITs to receive rental income from TRSs with respect to leased lodging properties, without the rental income being treated as nonqualified rents from a related party for purposes of the REIT gross income tests, provided that certain requirements (as described below) are met. Our TRSs are and generally will be subject to U.S. federal corporate income tax on their earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
One requirement applicable to TRSs is that they cannot directly or indirectly operate or manage a lodging facility (or health care facility) or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility (or health care facility) is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility, so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A qualified lodging facility is, generally, a hotel at or in connection with which no authorized wagering activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT.
An “eligible independent contractor” is an independent contractor which, at the time that a management agreement is entered into with a TRS to operate a qualified lodging facility, is actively engaged in the trade or business of operating qualified lodging facilities for a person or persons unrelated to the TRS and its parent REIT. In order for a hotel management company to qualify as an eligible independent contractor, it must not be related to the REIT, determined by applying certain complex ownership attribution rules under the Code. In general, a prohibited relationship will exist between the contractor and the REIT if either the contractor owns, or is deemed to own, more than 35% of the REIT's stock, or if there is more than 35% common ownership, directly or constructively, of the equity of the REIT and the contractor. For this purpose, where shares of the REIT and of the contractor are regularly traded on an established securities market, only the holdings of persons that own more than 5% of such traded class of shares are taken into account.
Our principal hotel properties are leased to subsidiaries of entities that have elected to be treated as TRSs, and an affiliate of Marriott manages these properties as an eligible independent contractor. We believe that these arrangements comply with the REIT requirements described above that apply to TRSs and eligible independent contractors. There can be no assurance, however, that the IRS will not assert a contrary position.
Our TRSs may be limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us or third parties. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT, or the REIT's tenants, that are not conducted on an arm's-length basis. Our transactions with our TRSs have been and will continue to be conducted on an arm's-length basis.
Gross Income Tests
In order for us to continue to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must generally be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property, dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions, and certain other categories of income, are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. Substantially all of our gross income has been, and is anticipated to be, comprised of rents from leases of our hotel properties to our TRSs, together with dividends, and possibly interest, received from the TRSs.
Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if all of the following conditions are met:
•
If rent attributable to personal property, leased in connection with a lease of real property, does not exceed 15% of the total rent received under the lease, the rent attributable to the personal property may generally be treated as rents from real property. However, if rent attributable to personal property exceeds 15% of the total rent received under the lease, then none of the rent attributable to the personal property will qualify as rents from real property.

•
The amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent generally will not be excluded from rents from real property, however, solely by reason of being based on fixed percentages of gross receipts or sales.

•
Rents received from a related party (i.e., a tenant in which the REIT holds a 10% or greater ownership interest, directly or constructively) generally will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, and certain requirements are met regarding the type of property (a qualified lodging facility) and its manner of operation (it must be managed by an eligible independent contractor). See “—Effect of Subsidiary Entities—Taxable Corporations” above for a summary of these requirements.

•
REITs are generally permitted to provide to their tenants only services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants' convenience. Our principal hotel properties are leased to TRSs (or pass-through subsidiaries of TRSs) and have not, and do not expect to, provide services to our tenants other than those which are usually or customarily rendered in connection with the rental of space for occupancy only. The rules governing REITs also permit REITs to provide non-customary services to tenants through an independent contractor that is adequately compensated and from which the REIT derives no income, or through a TRS. In addition, REITs are permitted to provide minimal amounts of non-customary services to their tenants without using an independent contractor or a TRS. However, the income attributable to these non-customary services will be treated as nonqualifying income for purposes of the REIT gross income tests, and if the income attributable to these services exceeds 1% of the REIT's total income from the property in question, then all of the income from that property, including the portion attributable to rent, will fail to qualify as rents from real property for purposes of the REIT gross income tests.

As indicated above, rents from real property must generally not be based in whole or in part on the income or profits of any person. Our leases provide for periodic payments of a specified base rent, together with additional rent that is calculated based upon the gross revenues of the leased hotels. Payments made pursuant to these leases should therefore qualify as rents from real property, provided that the rent formulas were not used as a means of basing rent on income or profits, and the leases are not renegotiated during their term so as to have that effect. In order for the rent paid by TRSs to us pursuant to the leases to constitute rents from real property, the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances.
Dividend Income. We receive distributions from our TRSs that will be treated as dividend income to the extent of the TRSs E&P. Such distributions will generally be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test.
Interest Income. Any interest income that we derive from our TRSs or other persons will generally constitute qualifying income for purposes of the 95% gross income test, and will also qualify for purposes of the 75% gross income test if it is received or accrued with respect to a mortgage loan that is fully secured by real property. For purposes of the 75% and 95% gross income tests, the term “interest” generally excludes any amount that is based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Hedging Transactions. Any income or gain we derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded altogether from gross income for purposes of both the 75% and 95% gross income tests (i.e., it will not be counted in either the numerator or in the denominator), provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us (or by a pass-through subsidiary of ours) that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 75% or 95% gross income test.
Failure to Satisfy the Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, and we attach to our tax return for such year a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were inapplicable to a particular set of circumstances, we would not qualify as a REIT.

Asset Tests
To continue to qualify as a REIT, we must generally satisfy five tests at the close of each calendar quarter relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain mortgage loans and mortgage-backed securities. Assets that do not qualify for purposes of this test are also subject to the additional asset tests described below.
Second, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of our TRSs and our qualified REIT subsidiaries and do not apply to “straight debt” or other securities having certain characteristics. Solely for purposes of the 10% asset test, the determination of our interest in the assets of the partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold, together with any other securities not includible under the 75% test stated above may not, in the aggregate, exceed 25% of the value of our total assets. Fifth, not more than 20% of the value of our total assets may consist of securities of our TRSs.
Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements nevertheless to maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 5% and 10% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10 million and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the relevant asset tests are otherwise satisfied within that time frame.
If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements is not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the relative fair market value of our assets. If the condition described in (2) were not satisfied, we still would avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of other relief provisions described above.
Annual Distribution Requirements
In order for us to continue to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
•	the sum of
(i)	90% of our net taxable income, computed without regard to our net capital gains and the deduction for dividends paid, and
(ii)	90% of our net income, if any (after tax) from foreclosure property (as described below), minus
•	the sum of specified items of noncash income.
We generally must make these distributions in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration.

To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at ordinary corporate tax rates on the retained portion.
To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made.
In any year, we may elect to retain, rather than distribute, our net capital gain and pay tax on such gain. In such case, our stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted tax basis of our common stock they hold by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their stock.
If we fail to timely distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year (excluding retained net capital gain), and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax. It is possible that we, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between the actual receipt of cash and the inclusion of certain items in income by us for U.S. federal income tax purposes. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our common stock) in order to meet the distribution requirements, while preserving our cash.
Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We have conducted and intend to continue to conduct, our operations so that no asset owned by us (or owned by one of our pass-through subsidiaries) will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by us will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.
Cash/Income Differences/Phantom Income
A REIT may be required to recognize taxable income in advance of its receipt of cash flow or cash proceeds from asset dispositions. It may be required under the terms of indebtedness that it incurs to private lenders or otherwise to use cash to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to shareholders.
The Tax Cuts and Jobs Act of 2017 (“TCJA”) revised Section 163(j) of the Code to create a new limitation on the deductibility of “business interest” for both individuals and corporations. Real property trades or businesses are permitted to elect out of this limitation, but as a consequence, are required to use longer depreciation periods for their assets. Such election, once made, is irrevocable. To the extent interest deductions of a REIT or its subsidiaries are deferred or disallowed under Section 163(j) of the Code or any other provision of law, the taxable income of the REIT may exceed its cash available for distribution to its shareholders.

Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related lease or loan at a time when default was not imminent or anticipated, and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the REIT 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above even if the property would otherwise constitute inventory or dealer property.
Failure to Qualify as a REIT
If we fail to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this situation, to the extent of our current and accumulated E&P, distributions to most domestic stockholders that are U.S. individuals, trusts and estates would generally be taxable at the preferential income tax rates for qualified dividends (i.e., currently, the 20% maximum U.S. federal rate) if then applicable. In addition, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.
U.S. Federal Income Tax Considerations for Holders of Our Common Stock
The following is a summary of U.S. federal income tax considerations of the ownership and disposition of our common stock. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation which may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions, insurance companies, broker-dealers, regulated investment companies, holders that receive our common stock through the exercise of stock options or otherwise as compensation, persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment). This summary assumes that investors will hold our common stock as a capital asset (generally, property held for investment).
The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of the U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common stock will depend on the shareholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Taxable U.S. Shareholders
This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:
•	an individual who is a citizen or resident of the U.S.;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.
Distributions
Provided that we qualify as a REIT, distributions we make on account of our common stock, other than capital gain dividends, will constitute ordinary dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. Ordinary dividends we distribute generally will not qualify as “qualified dividend income” taxed at preferential income tax rates applicable to U.S. holders that are individuals, trusts, or estates. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, shareholders that are individuals, trusts or estates may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum U.S. federal income tax rate of 29.6% on such income. Under final regulations recently issued by the IRS, in order to qualify for this deduction with respect to a dividend on our common stock, a shareholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a shareholder's holding period during any period in which the shareholder has diminished its risk of loss with respect to the shares). Shareholders are urged to consult their tax advisors as to their ability to claim this deduction.
In addition, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income we receive from C corporations, including our TRSs, (ii) our undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided that in each case we properly designate the distributions as qualified dividend income. We do not anticipate distributing a significant amount of qualified dividend income.
To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder's shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder's tax basis in the shares.

Dividends declared by us in October, November or December and payable to a U.S. holder of record on a specified date in any such month will be treated both as paid by us and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.
Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends received by non-corporate taxpayers that are attributable to the sale of depreciable real property held for more than 12 months may be subject to a 25% maximum U.S. federal income tax rate (which is higher than the normal long-term capital gains rate) to the extent of previously claimed depreciation deductions. Capital gain dividends are not eligible for the dividends-received deduction for corporate U.S. holders.
The REIT provisions of the Code do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as we may designate. A U.S. holder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder's basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the U.S. holder's long-term capital gains.
Passive Activity Loss and Investment Interest Limitations
Our distributions and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, our dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of our common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of our net operating or net capital losses.
Sale or Disposition of Our Common Stock
In general, a U.S. holder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder's adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. holder's adjusted tax basis will equal the U.S. holder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder discussed above less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. holders upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (of up to 37% for taxable years beginning before January 1, 2026) if such shares were held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gains.
U.S. holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. holder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. holder as long-term capital gain.
If a U.S. holder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Medicare Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of common stock. U.S. holders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of our common stock.
Taxation of U.S. Tax-Exempt Holders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that a tax-exempt U.S. holder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt shareholder), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. holder.
Tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT closely held test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.
Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.
Taxation of Non-U.S. Holders
The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to non-U.S. holders. For these purposes, a non-U.S. holder is a beneficial owner of our common stock who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion addresses only selective and not all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders and is for general information only.
Ordinary Dividends
The portion of dividends received by non-U.S. holders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of “U.S. real property interests” (described below) and which are not effectively connected with a U.S. trade or business of the non-U.S. holder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. holder's investment in our common stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will not be subject to the 30% withholding tax described above and will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by a treaty) on the income after the application of the income tax in the case of a non-U.S. holder that is a corporation. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. holder (including any portion of any dividend that is payable in stock) that is neither a capital gain dividend nor a distribution that is attributable to gain from the sale or exchange of “United States real property interests,” or “USRPIs,” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, rules described below under “—Sale or Disposition of Our Common Stock” unless either (i) a lower treaty rate applies and the non-U.S. holder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. holder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of the assets of which consist of USRPIs.
Non-Dividend Distributions
Unless (i) our common stock constitutes a USRPI, or (ii) either (a) if the non-U.S. holder's investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder through a permanent establishment, where applicable (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met (in which case the non-U.S. holder will be subject to a 30% tax on the individual's net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes USRPIs, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. holder's adjusted tax basis in our common stock will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which a distribution exceeds the shareholder's share of our earnings and profits. Non-U.S. holders that are treated as “qualified foreign pension funds” and “qualified shareholders” (except with respect to certain “applicable investors” of a “qualified shareholder,” as discussed below) are exempt from U.S. federal income and applicable withholding taxes under FIRPTA on such distributions by us.
Capital Gain Dividends
Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Non-U.S. Holders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we may be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced or eliminated by treaty) in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (i) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will continue to be “regularly traded” on an established securities market.
Sale or Disposition of Our Common Stock
Unless our common stock constitutes a USRPI, a sale or disposition of the common stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA. The common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period, and taking account certain look-through rules with respect to subsidiary entities, consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is expected that more than 50% of our assets will consist of interests in real property located in the United States.
However, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of its shares or the period of existence), less than 50% in value of its outstanding shares are held directly or indirectly by non-U.S. shareholders. For this purpose, a REIT may generally presume that any class of the REIT's shares that are “regularly traded,” as defined by the applicable Treasury Regulations, on an established securities market is held by U.S. persons, except in the case of holders of 5% or more of such class of shares, and except to the extent that the REIT has actual knowledge that such shares are held by non-U.S. persons. In addition, certain look-through and presumption rules apply for this purpose to any shares of a REIT that are held by a regulated investment company or another REIT. We believe we are, and we expect to continue to be, a domestically controlled REIT, and certain ownership limitations included in our declaration of trust are intended to assist us in qualifying as a domestically controlled REIT. Therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we are, or that if we are, that we will remain, a domestically controlled REIT.
Regardless of the extent of our non-U.S. ownership, a non-U.S. holder will not incur tax under FIRPTA on a disposition of the shares of our publicly traded stock if such non-U.S. holder owned, actually or constructively, at all times during a specified testing period, 10% or less of the total fair market value of such stock. The testing period is the shorter of (i) the period during which the non-U.S. holder held the shares and (ii) the five-year period ending on the disposition date. For as long as our common stock is regularly traded on an established securities market, a non-U.S. holder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 10% of such shares during such testing period.
If gain on the sale of shares of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of shares of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder if (i) such gain is effectively connected to a U.S. trade or business of the non-U.S. holder and, if certain treaties apply, is attributable to a U.S. permanent establishment of the non-U.S. holder, in which case the gain will be subject to net-basis U.S. federal income tax as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, a 30% branch profits tax (or a lower rate of tax under the applicable income tax treaty), or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.
Special FIRPTA Rules
Certain exemptions from FIRPTA and other special rules may apply for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly-owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.” Non-U.S. holders are urged to consult their own tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our common stock.
Information Reporting Requirements and Backup Withholding Tax
We will report to our U.S. holders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a current rate of 24% with respect to distributions paid, unless such U.S. holder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the U.S. holder has furnished is correct and the U.S. holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number also may be subject to penalties imposed by the IRS.
We will also report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.
Other Withholding and Reporting Requirements under FATCA
The Foreign Account Tax Compliance Act, or FATCA, and existing guidance issued thereunder, requires withholding at a rate of 30% on dividends in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity's “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

PLAN OF DISTRIBUTION
General
We may offer and sell our common stock in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.
A prospectus supplement relating to a particular offering of our common stock will include the following information, as applicable:
•	the terms of the offering;
•	the names of any underwriters or agents and the amounts of common stock underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of our common stock;
•	the net proceeds to us from the sale of our common stock;
•	any delayed delivery arrangements;
•	any options under which underwriters may purchase additional shares of our common stock;
•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;
•	any public offering price; and
•	any discounts or concessions allowed or re-allowed or paid to dealers.
The distribution of our common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Underwriting Compensation
We may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, our common stock will be acquired by the underwriters for their own account. The underwriters may resell our common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our common stock, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
If we use an underwriter or underwriters in the sale of our common stock, we will execute an underwriting agreement with those underwriters at the time of sale of our common stock. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell our common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of our common stock, the obligations of the underwriters to purchase our common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of our common stock offered if any of our common stock is purchased.
Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters under the Securities Act. Any discounts or commissions received by them and any profit realized by them on the resale of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

Indemnification
We may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.
Related Transactions
Underwriters, dealers and agents who participate in the distribution of our common stock, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.
Delayed Delivery Contracts
We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase our common stock from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of our common stock will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of our common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in our common stock in connection with the offering (that is, if they sell more of our common stock than is set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing our common stock in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of our common stock offered hereby and certain U.S. federal income tax matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. If the validity of our common stock offered hereby in connection with offerings made pursuant to this prospectus or other matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement relating to such offering.
EXPERTS
The consolidated financial statements of Ryman Hospitality Properties, Inc. and subsidiaries appearing in Ryman Hospitality Properties, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, including the schedule appearing therein, and the effectiveness of Ryman Hospitality Properties, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Up to 4,000,000 Shares
Common Stock
PROSPECTUS SUPPLEMENT
Deutsche Bank Securities
BofA Securities
BTIG
Capital One Securities
Credit Agricole CIB
J.P. Morgan
Raymond James
Scotiabank
SMBC Nikko
TD Securities
Wells Fargo Securities
May 27, 2021